REVOLVING CREDIT AND TERM LOAN AGREEMENT


                             BETWEEN


                        PHOTRONICS, INC.,
                                   the Borrower


                               AND


                         CHEMICAL BANK,
                                   the Bank








                    Dated as of March 1, 1995

     AGREEMENT, made as of March 1, 1995, between PHOTRONICS, INC., a Connecticut corporation with an office located at 15 Secor Road, Brookfield, Connecticut (the "Borrower"), and CHEMICAL BANK, a New York banking corporation with an office located at 270 Park Avenue, New York, New York (the "Bank").

     The parties hereto hereby agree as follows:

SECTION 1  AMOUNT AND TERMS OF COMMITMENTS

     1.1  Revolving Credit Commitment.

               1.Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during each Availability Period in an aggregate principal amount at any one time outstanding not to exceed the amount of the then Available Revolving Credit Commitment. During each Availability Period the Borrower may use the Available Revolving Credit Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

               2.The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Bank in accordance with subsections 1.3 and 1.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the next Availability Termination Date.

     1.2  Revolving Credit Notes.

               The Revolving Credit Loans made by the Bank shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (the "Revolving Credit Note"), payable to the order of the Bank and in a principal amount equal to the lesser of (a) Thirteen Million Dollars ($13,000,000) and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank. The Bank is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by it, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Commitment
Termination Date and (z) provide for the payment of interest in accordance with subsection 1.12.

    1.3  Procedure for Revolving Credit Borrowing.

               The Borrower may borrow under the Revolving Credit Commitment during an Availability Period on any Working Day, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, provided that the Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., New York City time, (a) three Working Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of each such Loan and the length of the initial Interest Periods therefor. Each Revolving Credit Loan shall be in an amount equal to (x) in the case of Alternate Base Rate Loans, $100,000 or a whole multiple thereof (or, if the then Available Revolving Credit Commitment is less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans $1,000,000 or a whole multiple of $100,000 in excess thereof. Such borrowing will be made available to the Borrower by the Bank crediting the account of the Borrower maintained with the Bank not later than 2:00 P.M. on such date.

     1.4  Fees.

               1. The Borrower agrees to pay to the Bank a commitment fee for the period from and including the date hereof to but not including the Commitment Termination Date, computed at the rate of 1/4 of 1% per annum on the average daily amount of the Available Revolving Credit Commitment during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date or such earlier date as such Commitment shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

               2. The Borrower agrees to pay to the Bank a structuring fee in the amount of $15,000 and an origination fee in the amount of $35,000, each payable on or before the Closing
Date.

     1.5  Termination or Reduction of the Commitment.

          The Borrower shall have the right, upon not less than five Business Days' notice to the Bank, to terminate the Commitment, or, from time to time, to reduce the amount of the Revolving Credit Commitment, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding would exceed the Revolving Credit Commitment then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof. Any reduction in the Revolving Credit Commitment to an amount less than $10,000,000 shall permanently reduce the Revolving Credit Commitment in subsequent Availability Periods. Termination of the Commitment shall also terminate the obligation of the Bank to make any Term Loans. The Revolving Credit Commitment shall terminate on the Commitment Termination Date.

     1.6  Term Loans.

          Subject to the terms and conditions hereof, including, without limitation the conditions precedent set forth in subsections 3.2 and 3.3, the Bank agrees to make a term loan (a "Term Loan") to the Borrower on each Availability Termination Date in an amount equal to the amount of the then outstanding Revolving Credit Loans. The Bank shall make each Term Loan by crediting the amount thereof to the repayment of the outstanding principal amount of Revolving Credit Loans; provided that the aggregate principal amount of the Term Loans outstanding plus the Term Loan to be made plus the Revolving Credit Commitment shall not exceed the Commitment. The Term Loans may from time to time be (a) Eurodollar Loans, (b) Alternate Base Rate Loans, or (c) a combination thereof, as determined by the Borrower and notified to the Bank in accordance with subsections 1.8 and 1.10.

     1.7  Term Notes.

          Each Term Loan made by the Bank shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B (a "Term Note"), with appropriate insertions therein as to date and principal amount, payable to the order of the Bank and in a principal amount equal to such Term Loan. The Bank is hereby authorized to record the date and amount of each payment or prepayment of principal of its Term Loan, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on its internal books and records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Term Note shall (a) be dated the applicable Availability Termination Date, (b) be stated to mature in 20 equal consecutive quarterly installments commencing on the first day of the fourth month following such Availability Termination Date, and (c) provide for the payment of interest in accordance with subsection 1.12.

     1.8  Procedure for Term Loan Borrowing.

               The Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., New York City time, three Working Days prior to an Availability Termination Date), if all or any part of the Term Loan is to be initially Eurodollar Loans, or such Loan shall be made as an Alternate Base Rate Loan. Any such notice shall specify (i) whether the Term Loan is to be initially Eurodollar Loans or a combination of Eurodollar Loans and Alternate Base Rate Loans, and (ii) if the Term Loan is to be entirely or partly Eurodollar Loans, the amount of each such Loan and the length of the initial Interest Period therefor.

     1.9  Optional Prepayments.

               The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of Alternate Base Rate
Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least ten Business Days' irrevocable notice to the Bank, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Alternate Base
Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts due pursuant to subsection 1.17 hereof. Partial prepayments of the Term Loans shall be applied to the installments of principal thereof in the inverse order of their scheduled maturities.
Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

     1.10 Conversion and Continuation Options.

               The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Bank at least one Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans or to continue a Eurodollar Loan as such by giving the Bank at least three Working Days' prior irrevocable notice of such election.
Any such notice of conversion to, or continuation of, Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted or continued as provided herein, provided that (i) no Loan may be converted into, or continued as, a Eurodollar Loan when any Event of Default has occurred and is continuing and the Bank has determined that such a conversion is not appropriate, (ii) no Loan may be converted into, or continued as, a Eurodollar Loan after the date that is one month prior to an Availability Termination Date in the case of Revolving Credit Loans or the date of the final installment of principal of a Term Loan (iv) no Loan may be converted or continued as a Eurodollar Loan unless the aggregate principal amount of Eurodollar Loans being made as of such date with the same Interest Period shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation or conversion is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to or continued as Alternate Base Rate Loans on the last day of such then expiring Interest Period.

     1.11 Interest Rates; Payments Dates; Payments.

               1.Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the relevant Interest Period plus 1%.

               2.Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate.

               3.If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

               4.Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

               5. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 noon, New
York City time, on the due date thereof to the Bank at the Bank's office specified in subsection 9.11 in immediately available funds. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to principal payments, interest thereon shall be payable at the then applicable rate during such extension. Payments with respect to Eurodollar Loans shall be made in accordance with the definition of "Interest
Period".

               1.12 Computation of Interest and Fees.

               1. Interest on Alternate Base Rate Loans, commitment fees and interest on overdue interest and other amounts payable hereunder shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Bank shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate. Any change in the Alternate Base Rate or the Eurocurrency Reserve Requirements, shall become effective as of the opening of business on the day on which such change becomes effective. The Bank shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

               2. Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     1.13 Inability to Determine Interest Rate.

               If prior to the first day of any Interest Period the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar
Rate for such Interest Period or that the Eurodollar Rate will not adequately and fairly reflect the cost to the Bank (as conclusively certified by the Bank) of making or maintaining its Eurodollar Loans during such Interest Period, the Bank shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans, requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans, shall be converted to or continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Bank, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

     1.14 Illegality.

               Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of the Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) the Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Bank such amounts, if any, as may be required pursuant to subsection 1.17.

     1.15 Requirements of Law.

               1. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other
Governmental Authority made subsequent to the date hereof:

                         a.  shall subject the Bank to any tax of any kind
whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for taxes covered by subsection 1.16 and changes in the rate of tax on the overall net income of such the Bank);

                         b.  shall impose, modify or hold applicable any
reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the Eurodollar Rate; or

                         c.  shall impose on the Bank any other condition;
and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar
Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

               2. If the Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, after submission by the Bank to the Borrower of a written request therefore, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

     1.16 Taxes.

               1. All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Bank (excluding a connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings, being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder or under the Notes, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

     1.17 Indemnity.

               The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

SECTION 2.     BORROWER REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     2.1  Organization, Authority and Qualification.

               Each of the Borrower and the Guarantors:

               1. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

               2. has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

               3. is duly qualified, licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or of the properties owned or leased by it is such as to require qualification and licensing as a foreign corporation, except where the failure to so qualify would not have a material adverse effect on the properties, assets, operations, business or financial condition of the Borrower or such Guarantor.

     2.2  Borrowing is Legal and Authorized.

               Each of the Borrower and the Guarantors has the full corporate power and legal right to execute, deliver and perform the Loan Documents to which it is a party and all other documents executed by it in connection therewith, and has taken all corporate action necessary thereto. Except for the consent of the Connecticut Development Authority and Chase Manhattan Bank, N.A. which have been obtained, no consent, authorization or approval of any Governmental Authority or any other lender or person is required in connection with the execution, delivery and performance of the Loan Documents.

               2.3  Binding Agreements.

               This Agreement constitutes, and each of the Notes, the Guarantees and any other instrument delivered in connection herewith or therewith, when issued and delivered pursuant hereto shall constitute, the valid and legally binding obligations of the Borrower or the respective Guarantor, as the case may be, enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally.

     2.4  Compliance with Laws.

               The execution, delivery and performance by each of the Borrower and the Guarantors of the Loan Documents do not and will not (i) violate any Requirement of Law applicable to it (ii) except as amended, modified or revised prior to the date of this Agreement, violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any shareholder agreement, stock preference agreement, mortgage, indenture or contract to which it is a party, or by which any of its properties is bound, or (iv) create any lien, charge or encumbrance upon any of its properties or assets pursuant to the terms of any agreement or instrument to which it is a party or by which it or any of its properties are bound or affected.

     2.5  Financial Statements.

               The consolidated balance sheet of the Borrower dated October 31, 1994, and the related statements of income and cash flow for such year, audited by Deloitte & Touche, LLP, independent certified public accountants, copies of which have been furnished to the Bank, have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial condition of the Borrower and its consolidated subsidiaries as of such date and the results of its operations for such period. Except as set forth in Schedule 2.18, the Borrower does not know or have reasonable grounds to know of any basis for assertion against the Borrower or any Guarantor of any material claim, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, in any amount not fully reflected or reserved against in the foregoing financial statements other than those incurred in the ordinary course of business, or which are fully insured under valid and enforceable insurance policies above applicable deductible amounts.

     2.6  Title to Properties.

               Each of the Borrower and the Guarantors has good and marketable title to the properties it purports to own, including all properties reflected in the most recent balance sheet referred to in subsection 2.5 of this Agreement (except as sold or disposed of in the ordinary course of business) free from Liens not permitted by subsection 5.2 of this Agreement.

     2.7  Adverse Developments.

               Since October 31, 1994, there has been no material adverse change in the financial condition, business, operations, affairs or prospects of the Borrower or the Guarantors. To the best knowledge of the Borrower, no such changes are anticipated or threatened.

     2.8  Taxes.

               Except as set forth on the attached Schedule 2.8 each of the Borrower and the Guarantors has filed all tax returns required to be filed by it and has paid all taxes shown to be due and payable on said tax returns and all assessments and other governmental charges or levies made against it. Except as set forth on the attached Schedule 2.8, the Borrower does not know of any proposed tax deficiency, assessment, charge or levy against it or any Guarantor, the payment of which is not adequately provided for on the books of the Borrower. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     2.9  Regulations G, T, U and X.

               The proceeds of the Loans will not be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" in contravention of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

     2.10 Leases.

               Each of the Borrower and the Guarantors enjoys quiet and undisturbed possession under all material leases, if any, under which it is operating, and all of such leases, if any, are valid and subsisting and, to the best of Borrower's knowledge, not in default or subject to a Lien, except as permitted by subsection 5.2.

     2.11 Contracts.

               No contract, governmental or otherwise, to which the Borrower or any Guarantor is a party, is by its terms subject to renegotiation. Neither the Borrower nor any Guarantor is in default in any material respect under any contract for borrowed money in excess of $5,000 or any other agreement which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and the Guarantors taken as a whole, except as set forth in the attached
Schedule 2.11.

               2.12 Licenses.

               Except as set forth in the attached Schedule 2.12, each of the Borrower and the Guarantors has all material licenses, permits and other permissions required by any government, agency or subdivision thereof, or from any licensing entity necessary for the conduct of its business, all of which the Borrower represents to be in good standing and full force and effect, except where the failure to have such licenses, permits and other permissions would not have a material adverse impact on its business or affect the performance by the Borrower or such Guarantor of any material agreement to which it is a party.

     2.13 Financial Information.

               All written financial information not covered by
Section 2.5, submitted by the Borrower to the Bank on or prior to the date hereof are true and correct in all material respects, and are complete insofar as may be necessary to give the Bank true and accurate knowledge of the subject matter thereof.

     2.14 Subsidiaries.

               Except as set forth in the attached Schedule 2.14, the Borrower has no subsidiaries or Affiliates.

     2.15 Stock Matters.

               Except as set forth in the attached Schedule 2.15, there are no options or rights outstanding to purchase any of the Borrower's or any Guarantor's capital stock.

     2.16 No Violation of Environmental, Health or Safety Laws.

               Except as set forth on Schedule 2.16,

               1. The facilities and the properties owned, leased or operated by the Borrower or any of its subsidiaries (the
"Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

               2. The Properties and all operations at the Properties are in compliance, and have in the last 5 years or, with respect to Property acquired within the last 5 years, since, the date the Borrowers acquired such Property, been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

               3. Neither the Borrower nor any of its subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

               4. To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

               5. No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Adverse Amount.

               6. There has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     2.17 ERISA.

               1. The present value of all benefits vested under all "employee pension benefit plans", as such term is defined in
Section 3 of ERISA, maintained by the Borrower or any Guarantor, or in which employees of the Borrower or any Guarantor are entitled to participate, as from time to time in effect
(collectively, the "Pension Plans"), which Pension Plans are set forth on the attached Schedule 2.17, did not, as of the last annual valuation date, exceed the value of the assets of the Pension Plans allocable to such vested benefits.

               2. Neither the Borrower nor any Guarantor nor any of the Pension Plans nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in
Section 406 of ERISA, which could subject the Borrower, any Guarantor, any of the Pension Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Pension Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by
Section 502(i) of ERISA.

               3. Neither of the Pension Plans nor any such trusts have been terminated, and there have not been any "reportable events", as that term is defined in Section 4043 of ERISA, during the five year period prior to the date on which this representation is made or deemed made.

               4. Neither of the Pension Plans nor any such trusts have incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), during the five year period prior to the date on which this representation is made or deemed made.

               5. Upon request, the Borrower shall deliver to the Bank a complete and correct list of (i) all employee benefit plans with respect to which the Borrower is a party in interest, and (ii) all employee benefit plans with respect to which the Borrower's or an Affiliate's securities are "employer securities" within the meaning of Section 407(d) (I) of ERISA. As used in this subsection (e) the terms "employee benefit plans" and "party in interest" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

     2.18 Pending Litigation.

               Except as set forth in the attached Schedule 2.18, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Borrower, overtly threatened, against or affecting the Borrower or any Guarantor or against any of their properties, before any Governmental Authority which, if adversely determined, would in any case or in the aggregate, materially adversely affect the financial condition, operation, properties or business or, to the knowledge of the Borrower, prospects of the Borrower and the Guarantors taken as a whole or the ability of the Borrower or the Guarantors to perform their obligations under the Loan Documents.

     2.19 No Defaults.

               No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or any of the Notes constitute an Event of Default or Default under this Agreement. To its knowledge, neither the Borrower nor any Guarantor is in material default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any obligation for borrowed money, or in the performance of any covenant or condition under any material mortgage, indenture, contract or other instrument or under any order of any court, governmental authority, arbitration board or tribunal. The Borrower represents that it has not received notice of any such default from any party.

     2.20 Purpose of Loans.

               The proceeds of the Loans shall be used by the Borrower for working capital purposes in the ordinary course of business, including, without limitation, the purchase of photomask manufacturing equipment and software.


SECTION 3 CLOSING CONDITIONS

     3.1  Condition to Initial Loan.

               The obligation of the Bank to execute and deliver this Agreement and make the initial Loan hereunder is subject to the satisfaction of the following:

               1. The Bank shall have received from counsel for the Borrower, which counsel shall be satisfactory to the Bank, one or more opinions, dated the Closing Date in substantially the form set forth in Exhibit C.

               2. The Bank shall have received the Revolving Credit Note executed by a duly authorized officer of the Borrower.

               3. The Bank shall have received copies of all corporate action (in form and substance reasonably satisfactory to the Bank) taken by the Borrower to authorize the execution, delivery and performance of this Agreement and each of the Notes, and the borrowings to be made hereunder certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date, together with true Copies of the Borrower's Certificate of Incorporation and Bylaws and such other papers as the Bank or its counsel may reasonably require.

               4. The Bank shall have received the fees to be received on the Closing Date referred to in Section 1.4.

               5. The Bank shall have received a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that all representations and warranties set forth in
Section 2 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

               6. The Bank shall have received a duly executed Guaranty from each Guarantor and copies of all corporate action (in form and substance reasonably satisfactory to the Bank) taken by each such Guarantor to authorize the execution, delivery and performance of its Guaranty certified by the Secretary or Assistant Secretary of such Guarantor as of the Closing Date, together with true copies of such Guarantor's Certificate of Incorporation and Bylaws and such other papers as the Bank or its counsel may reasonably require.

               7. The Borrower shall have performed and complied with, to the satisfaction of the Bank, all agreements and conditions contained in this Agreement which are required to be performed or complied with on or as of the date of this Agreement.

               8. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Bank and its counsel and the Bank shall have received any and all other information and documents with respect to the Borrower which the Bank or its counsel may reasonably request.

     3.2  Conditions to Each Loan.

               The obligation of the Bank to make any Loan hereunder is subject to the satisfaction of the following conditions precedent:

               1. The representation and warranties made by the Borrower and each Guarantor in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except that Schedules 2.14 and 2.15 do not reflect transactions occurring after the date hereof.

               2. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Loans requested to be made on such date.

               Each borrowing by the Borrower hereunto shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Subsection 3.2 has been satisfied.

     3.3  Additional Conditions to Term Loans.

               The obligations of the Bank to make each Term Loan is subject to the additional condition precedent that the Bank shall have received a Term Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.


SECTION 4 AFFIRMATIVE COVENANTS

     The Borrower covenants that, on and after the execution of this Agreement and until each of the Notes and all other amounts due under this Agreement are paid in full:

     4.1  Financial and Other Information to be Supplied.

               The Borrower shall:

               1. Deliver to the Bank: (i) within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Borrower, unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated subsidiaries as of the close of each quarter and unaudited consolidated and consolidating statements of income and cash flows for that portion of the fiscal year-to-date then ended, prepared in the format of the Borrower's quarterly report to the SEC on Form 10-Q prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of generally accepted accounting principles during the period, and certified by the chief executive officer, the chief operating officer or the chief financial officer of the Borrower as being true and accurate to the best of the officer's knowledge in the form of the attached Exhibit D; and (ii) within ninety-five (95) days after the close of each fiscal year of the Borrower, audited consolidated financial statements in the form set forth in the Borrower's annual report to the SEC on Form 10-K including consolidated and consolidating balance sheets of the Borrower and its consolidated subsidiaries as of the end of each fiscal year and consolidated and consolidating statements of income and retained earnings and cash flows for the year then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of generally accepted accounting principles during the year and accompanied by a report thereon containing an unqualified opinion of a firm of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Bank (the "CPA Firm"), which opinion shall state that the consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated subsidiaries in accordance with GAAP, and a statement from the CPA Firm in the form of the attached Exhibit
E.

               2. Within 5 days after the same are sent deliver to the Bank copies of all financial statements and reports which the Borrower sends to or delivers to its shareholders or stockholders or sends to or files with the SEC.

               3. Promptly upon receipt thereof, the Borrower will deliver to the Bank a copy of any report as to material inadequacies in accounting controls (including reports as to the absence thereof) submitted by independent certified public accountants in connection with any audit of the Borrower.

               4. As soon as any officer of the Borrower becomes aware that any Default or Event of Default exists or has occurred under this Agreement or any other agreement for borrowed money regardless of whether such other agreement has been entered into with the Bank, the Borrower will immediately notify and thereafter deliver to the Bank a written notice specifying the nature and duration thereof, and what action the Borrower is taking or proposes to take with respect thereof.

               5. As soon as any officer of the Borrower becomes aware of any material adverse litigation or material adverse change in the Borrower's or any Guarantor's business or financial condition, the Borrower will as soon as reasonably practicable notify and thereafter deliver to the Bank a written notice specifying the nature thereof, and what action the Borrower is taking or proposes to take with respect thereto.

               6. As soon as any officer of the Borrower becomes aware of any "reportable event," as defined in Section 4043 of ERISA with respect to any of the Pension Plans or trusts created thereunder, the Borrower will as soon as reasonably practicable notify and thereafter deliver to the Bank a written notice setting forth in reasonable detail the nature thereof and immediately upon receipt from, or delivery to, the Pension
Benefit Guaranty Corporation, the Department of Labor or the
Internal Revenue Service, deliver to the Bank copies of any reports or correspondence delivered to or received from the foregoing entities with respect to any such reportable event.

               7. With reasonable promptness, the Borrower will, or cause the Guarantors to, deliver to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor as the Bank from time to time may reasonably request.

               8. The Borrower will permit representatives of the Bank, whether or not employed by the Bank, to visit and inspect any of the properties of the Borrower or any Guarantor, to examine all its books of account, records, reports and other papers and to make extracts thereof, and to discuss its affairs, finances and accounts with their respective officers, employees and independent certified public accountants, all at such times and as often as the Bank may reasonably request upon reasonable prior notice.

     4.2  Certificates.

               Simultaneously with each delivery of financial statements pursuant to subsection 4.1(a)(ii) of this Agreement, the Borrower will deliver to the Bank a certificate of its chief financial officer, chief executive officer or chief operating officer in the form set forth on the attached Exhibit D.

     4.3  Timely Payments.

               Each of Borrower and the Guarantors will make full and timely payment of the principal of and interest and premium, if any, on all of its debt, whether now existing or hereafter arising, including, without limitation the Notes, except debt which the Borrower is contesting in good faith for which it has established reserves in accordance with GAAP.

     4.4  Compliance with Laws.

               Each of the Borrower and the Guarantors will comply with all Requirements of Law applicable to it, provided, that it shall not be required to comply with any such Requirements of Law if such failure to comply would not have a material adverse effect on the financial condition or operations of the Borrower and the Guarantors taken as a whole.

     4.5  Maintenance of Properties, Insurance and Corporate
               Existence.

               Each of the Borrower and the Guarantors shall:

               1. Maintain its properties in good condition and in accordance with reasonable business practice, reasonable wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

               2. Keep its properties and business insured against fire and other hazards ("All Risk" coverage); maintain public liability coverage, including, without limitation, coverage for products liability and claims for personal injuries or death; and maintain all worker's compensation, employment or similar insurance as may be required by applicable law in amounts and with companies reasonably satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business. The Borrower shall furnish to the Bank, upon request, certificates or other satisfactory evidence of compliance with the foregoing insurance provisions.

               3. Comply with the requirements of the Foreign Corrupt Practices Act of 1977 and keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

               4.  Maintain the principal nature of its business; and

               5. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence, material rights and material franchises.

     4.6  Tax and Other Liens.

               Comply with all statutes and government regulations of which it has constructive knowledge (except where the failure to comply would not have a material adverse effect on the Borrower's financial condition, business or operations taken as a whole) and pay and discharge, in a manner consistent with reasonable business practice, all taxes, assessments, governmental charges or levies, or lawful claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against the Borrower or any Guarantor or their property, except liabilities being contested in good faith and against which the Borrower or any such Guarantor shall set up reserves in amounts and in form in accordance with GAAP.

     4.7  Litigation.

               Promptly advise the Bank of the commencement or overt threat of litigation, including arbitration proceedings and any proceedings before any governmental agency against the Borrower or any Guarantor, which is reasonably likely to have a materially adverse effect upon its financial condition or operations or otherwise or where the amount involved or claimed is $500,000 or more with respect to any such claim or proceeding.

     4.8  Notice of Certain Events.

               Give prompt written notice to the Bank of:

               1. any dispute that may arise between the Borrower or any Guarantor and any Governmental Authority which, if resolved adversely against the Borrower or such Guarantor, would have a material adverse effect on its financial condition or operations or its ability to perform under the Loan Documents;

               2. any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower or any Guarantor which would have a material adverse effect on its financial condition or operations or its ability to perform under the Loan Documents;

               3. any proposal by any public authority to acquire the assets or business of the Borrower or any Guarantor by eminent domain, condemnation or like proceeding, if the Borrower has notice thereof, which would have a material adverse effect on its financial condition or operations or its ability to perform under the Loan Documents;

               4. any proposed or actual change of the Borrower's name or corporate structure; and

               5. any other matter which has resulted or is reasonably likely to result in a material adverse change in the Borrower's or any Guarantor's financial condition or operations.

     4.9  Subsidiary Guarantees.

               Promptly notify the Bank of the formation of any subsidiary if it is a Significant Subsidiary of the Borrower and cause such Significant Subsidiary to execute and deliver to the Bank a Guaranty in the form of Exhibit F, together with the requisite board resolutions authorizing such Guaranty.

     4.10 Environmental Laws.

               1. Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a material adverse effect on the financial condition or operations of the Borrower or any Guarantor;

               2. Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a material adverse effect on the financial condition or operations of the Borrower or any Guarantor; and

               3. Defend, indemnify and hold harmless the Bank and its employees, agents officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

SECTION 5  NEGATIVE COVENANTS

     The Borrower covenants and agrees that, on and after the execution of this Agreement and until each of the Notes and all other amounts due under this Agreement are paid in full:

     5.1  Fundamental Changes.

               The Borrower shall not (a) merge or consolidate with any other entity, except that Borrower may consolidate with or merge into any other entity if (i) the Borrower is the surviving entity, and (ii) immediately after giving effect thereto no Default or Event of Default shall have occurred or be continuing or (b) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets or sell any of its properties with the intention of leasing it back, except with the Bank's approval, which shall not unreasonably be withheld.

     5.2  Liens.

               The Borrower will not cause or permit any of its properties, assets or revenues to be subject to any Lien, except:

               1. Liens under or deposits in connection with or to secure worker's compensation, unemployment, social security or similar legislation other than ERISA;

               2. Tax liens which are being contested in good faith and in compliance with this Agreement;

               3. Liens listed on Schedule 5.2 attached hereto or any Lien in favor of the Bank;

               4. Liens arising in the ordinary course of business not incurred in connection with the borrowing of money or the obtaining of advances; and

               5. Liens arising in the ordinary course of business in connection with the payment of a deferred purchase price of any of its assets;

provided, that in the case of paragraphs (d) and (e) such Liens may not in the aggregate materially impair the use or value of the assets of the Borrower in the conduct of its business.

     5.3  Limitation on Indebtedness.

               Neither the Borrower nor any Guarantor shall create, incur, assume or suffer to exist any Indebtedness except:

               1.  Indebtedness of the Borrower under this
Agreement and any other Indebtedness of the Borrower to the Bank;

               2. Indebtedness of the Borrower or any Guarantor existing on the date of this Agreement and set forth on the attached Schedule 5.3, which Indebtedness may not be renewed, extended or refinanced;

               3. Indebtedness of the Borrower which is subordinated to the Indebtedness created hereunder, upon terms and conditions satisfactory to the Bank in its sole discretion, as evidenced by the Bank's prior written consent;

               4. Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower; and

               5. Indebtedness incurred in the ordinary course of the Borrower's business, including deferred purchase price obligations.

     5.4  Guaranteed Obligations.

               Neither the Borrower nor any Guarantor shall assume, guarantee, endorse or otherwise be or become directly or contingently liable or responsible (including, but not limited to, an agreement to purchase an obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person except (a) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) guarantees of obligations of its executive officers in an amount which, together with any loans outstanding permitted pursuant to Section 5.5(d) hereof, do not to exceed $300,000 for any one officer and not more than $500,000 in the aggregate for all executive officers, provided that such guarantees are for the sole purpose of the purchase by those officers of capital stock of the Borrower or (c) guarantees made in the ordinary course of business by the Borrower of obligations of any Guarantor or by any Guarantor of obligations of the Borrower, which obligations are otherwise permitted under this Agreement.

     5.5  Loans, Advances, Investments.

               Neither the Borrower nor any Guarantor shall make or permit to exist any loans or advances to, or purchase or otherwise acquire any stock, or other securities or evidences of indebtedness of, or make or permit to exist any investment, or acquire any interest whatsoever, in any other Person, except for:

               1. investments listed on the attached Schedule 5.5;

               2. short term obligations of the United States
Government;

               3. prime commercial paper and certificates of deposit issued by a domestic commercial banking institution which has capital and surplus in excess of $500,000,000 and certificates of deposit not exceeding $500,000 in the aggregate issued by banks with capital and surplus of less than $500,000,000;

               4. loans to officers or employees of the Borrower which are evidenced by promissory notes and which, together with any guarantees outstanding permitted pursuant to Section 5.4(b) hereof, do not exceed $300,000 for any one officer or employee and not more than $500,000 in the aggregate at any time;

               5. any municipal bonds, other tax exempt bonds, funds and notes, preferred stock and securities of utility companies (which utility securities shall not exceed $5,000,000 in the aggregate); provided, that all such securities are rated at least "Investment Grade" or better by Moody's Investors Service, Inc.
or Standard and Poor's Corporation (or an equivalent rating by another nationally recognized credit rating agency of similar standing);

               6. investment and loans by the Borrower in the Guarantors;

               7. investment by the Borrower or any Guarantor in any Person which investments in the aggregate do not exceed
$2,500,000; provided, that, such investments shall be valued at the cost basis of such asset reduced by the amount of net cash proceeds if any from the sale of any portion of any such investment; and

               8. money market mutual funds having assets in excess of $2,000,000,000.

               5.6  Sale of Assets.

               Neither the Borrower nor any Guarantor shall sell or dispose of any of its assets, except for 1. obsolete or used equipment or personal property in accordance with prior practice and sales of inventory in the ordinary course of business and 1. the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (c) sales of investments in the ordinary course of business for fair value.

     5.7  Fiscal Year.

               The Borrower shall not permit the fiscal year to end on a day other than October 31.

     5.8  Prohibited Transactions.

               The Borrower shall not enter into any transaction or transfer, in any manner, either directly or indirectly, any cash, property, or other assets to any of its Affiliates unless such transaction is (a) otherwise permitted under this Agreement (b) in the ordinary course of the Borrower's business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's-length transaction with a Person which is not an Affiliate.


SECTION 6  FINANCIAL COVENANTS

     The Borrower covenants and agrees that on and after the execution of this Agreement and until each of the Notes and all other amounts due under this Agreement are paid in full, it shall not:

     6.1  Consolidated Tangible Net Worth.

               Permit Consolidated Tangible Net Worth of the Borrower plus subordinated debt permitted under this Agreement to be less than $63,800,000 plus the net cash proceeds received by the Borrower from the issuance after October 31, 1994 of any common or preferred stock; provided that in calculating Consolidated
Tangible Net Worth any investment in any persons permitted pursuant to Section 5.5(g) shall be excluded.

     6.2  Unsubordinated Liabilities to Tangible Net Worth.

               Permit the Ratio of Consolidated Total Unsubordinated Liabilities to Consolidated Tangible Net Worth plus subordinated debt permitted under this Agreement to be greater than 1.0 to 1.0 at any time.

     6.3  Debt Service Coverage Ratio.

               Permit the Debt Service Coverage Ratio to fall below
2.0 to 1 at any interim quarter end or fiscal year end; provided, that such ratio shall be reduced to 1.75 to 1 if (i) all loans outstanding to Chase Manhattan Bank N.A. ("Chase"), have been repaid in full or (ii) the Second Amendment to Loan Agreement dated December 20, 1991 between the Borrower and Chase is amended to provide a Debt Service Coverage Ratio of 1.75 to 1.0 or less.

     6.4  Losses.

               Suffer a loss on a consolidated basis in any two consecutive quarterly periods or in any fiscal year.

     6.5  Quick Ratio.

               Permit the Quick Ratio to be less than 1.5 to 1.0 at any time.


SECTION 7  EVENTS OF DEFAULT

     7.1  Events of Default.

               Any of the following events shall be an "Event of Default":

               1. The Borrower shall fail to pay, when due or payable, any principal of any Note when due in accordance with the terms thereof or the Borrower shall fail to pay any interest on any Note or any other amount payable hereunder, within 10 days of when due and payable;

               2. The Borrower shall (i) default in the observance or performance of any agreement contained in Section 5 or 6 of this Agreement or (ii) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any Note (other than as provided in paragraphs a, b(i) and (c) of this Section) and such default shall continue unremedied for a period of 30 days; or

               3. Any representation or warranty made by the Borrower or any Guarantor under or in connection with any of the Loan
Documents which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to be false or misleading in any material respect when made or given or deemed made or given;

               4. (i) the Borrower or any Guarantor shall (A) fail to pay Indebtedness (excluding the Notes) in an amount exceeding
$500,000 in the aggregate, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate or to permit the acceleration of, or to accelerate after the giving of notice or passage of time, or both, if required, the maturity of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be paid
(other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

               5. The Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the employment of a receiver, trustee, custodian, requestor or similar official for it or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take corporate action for the purpose of effecting any of the foregoing;

               6. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Guarantor or of a substantial part of its property under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or any Guarantor or for a substantial part of its property, or (iii) the winding-up or liquidation of the Borrower or any Guarantor; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

               7. The entering of a final judgment or judgments for the payment of money in excess of $500,000 against the Borrower or any Guarantor, which judgment is not bonded, stayed or discharged within 30 days;

               8. A "reportable event" (as defined in Section 4043 of ERISA) having a material adverse effect on the business or operations of the Borrower shall have occurred;

               9.  Either Constantine Macricostas or Michael J.
Yomazzo ceases to maintain effective day-to-day control of the Borrower and a replacement acceptable to the Bank does not assume such duties within 120 days of such cessation; or

               10.  There shall have occurred any material
misrepresentation, breach, default or event of default under any Guaranty, which has not been cured within any applicable grace period thereunder or any Guaranty ceases to be in full force and effect.

     7.2  Remedies.

               If any Event of Default shall occur and be continuing, the Bank may, (i) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) declare all amounts owing under this Agreement and the Notes (whether or not such obligations shall be contingent or unmatured) to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of any Event of Default referred to in subsection 7.1(e) and
(f) above with respect to the Borrower, the Commitment shall be immediately terminated, and the all such amounts shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 8  DEFINITIONS

     8.1  Definitions.

               As used in this Agreement, the following terms shall have the following meanings:

               "Affiliate" shall mean as to any Person, any other Person (other than a subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

               "Agreement" shall mean this Revolving Credit and Term Loan Agreement, as amended from time to time.

               "Alternate Base Rate" shall mean for any day, a rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1-1/2% and
(c) the Federal Funds Effective Rate in effect on such day plus
1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month
Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New
York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; "C/D Assessment Rate" shall mean for any day the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Bank to be payable on such day to the Federal Deposit Insurance Corporation ("FDIC") or any successor for FDIC's insuring time deposits made in dollars at offices of the Bank in the United States and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it. If for any reason the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime
Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

               "Alternate Base Rate Loans" shall mean Loans the rate of interest applicable to which is based upon the Alternate Base
Rate.

               "Availability Period" shall mean each of the following periods: March 1, 1995 to and including February 29, 1996; March
1, 1996 to and including February 28, 1997: and March 1, 1997 to and including February 28, 1998.

               "Availability Termination Date" shall mean the last day of an Availability Period.

               "Available Revolving Credit Commitment" shall mean at any time the Revolving Credit Commitment minus the aggregate outstanding principal amount of Revolving Credit Loans.

               "Borrowing Date" shall mean any Business Day specified in a notice pursuant to subsection 1.3 or 1.8 as a date on which the Borrower requests the Bank to make Loans hereunder.

               "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

               "Carryover Amount" shall mean for each Availability Period the lesser of (i) $3,000,000 or (ii) an amount equal to the Available Revolving Credit Commitment as of the last day of the immediately preceding Availability Termination Date.

               "Closing Date" shall mean the date on which the conditions in subsyection 3.1 are met.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               "Commitment" shall mean the obligation of the Bank to make Loans to the Borrower in an aggregate principal amount not to exceed U.S. $30,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

               "Commitment Termination Date" shall mean February 28,
1998.

               "Consolidated Current Liabilities" shall mean, at any date all liabilities of the Borrower and its subsidiaries that would be classified as current liabilities in accordance with GAAP as in effect from time to time determined on a consolidated basis at the date of determination thereof including, without limitation, (i) all Indebtedness payable on demand or within one year after the date on which the determination is made; (ii) final maturities, installments, prepayments and sinking fund payment of Indebtedness required to be made within one year after which the determination is made; (iii) all Revolving Credit Loans and the current portion of any Term Loans; and (iv) current liabilities of any Person (other than the Borrower or its subsidiaries) which are guaranteed by the Borrower or its subsidiaries.

               "Consolidated Tangible Net Worth" of any Person shall mean the total of the sum of amounts shown on the most recent balance sheet of such person and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP as (i) the par or stated value of all outstanding capital stock of such person plus (ii) paid in capital or capital surplus relating to such capital stock plus (iii) any retained earnings or earned surplus plus or minus any currency translation adjustment minus
(A) any deficit, (B) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, and copyrights, and (C) treasury stock.

               "Consolidated Total Unsubordinated Liabilities" shall mean for any period, all of the indebtedness of the Borrower and its subsidiaries determined on a consolidated basis in accordance with GAAP in effect from time to time, other than subordinated debt permitted by subsection 5.3 hereof.

               "Debt Service Coverage Ratio" shall mean the ratio of consolidated earnings before interest and taxes (excluding any equity earnings from investments) for the preceding four fiscal quarters to the sum of consolidated interest and the current expense portion of long term debt for the four succeeding fiscal quarters.

               "Default" shall mean any of the events specified in
Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "Environmental Laws" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

               "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time.

               "Eurodollar Base Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Bank is offered Dollar deposits at or about 10:00 a.m., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market which the eurodollar and foreign currency and exchange operations in respect of its Eurodollar
Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

               "Eurodollar Loans" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

               "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate
                         1.00 - Eurocurrency Reserve Requirements

               "Eurodollar Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

               "Event of Default" shall mean any of the events specified in section 7.1 provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those utilized in preparing the audited financial statements referred to in Section 2.5; provided, however, that if a change occurs in such principles which has a significant effect on the covenants contained in Section 6 hereof, the Bank and the Borrower agree to discuss in good faith appropriate amendments to such covenants.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guarantors" shall mean Photronics-Toppan Texas, Inc., Beta Squared, Inc., Photronics California, Inc. and Photronics
Financial Services, Inc.

               "Guaranty" shall mean a Guaranty substantially in the form of Exhibit F hereto delivered by a Guarantor.

               "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

               "Indebtedness" of any Person at any date shall mean,
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

               "Interest Payment Date" (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest
Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

               "Interest Period" with respect to any Eurodollar Loan:

               1. Initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

               2. Thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               3. If any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working
Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working
Day;

               4. Any Interest Period that would otherwise extend beyond an Availability Termination Date or beyond the date final payment is due on a Term Loan shall end on the Availability
Termination Date or such date of final payment, as the case may be;

               5. Any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

               6. The Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

               "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

               "Loan Documents" shall mean this Agreement, the Notes and the Guarantees.

               "Loans" shall mean any loans made by the Bank hereunder.

               "Material Environmental Amount" shall mean an amount payable by the Borrower and/or its subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

               "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

               "Notes" shall mean the Revolving Credit Note and the Term Notes.

               "Pension Plan" shall have the meaning asigned in
Section 2.17.

               "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

               "Properties" shall have the meaning assigned in Section
2.16.

               "Quick Assets" shall mean at any date the sum of cash, cash equivalents and accounts receivable of the Borrower and its consolidated subsidiaries determined on a consolidated basis.

               "Quick Ratio" shall mean the ratio of Quick Assets to Consolidated Current Liabilities.

               "Requirement of Law" shall mean with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Revolving Credit Commitment" shall mean for each Availability Period $10,000,000 plus the Carryover Amount, if any, for such Period, as such amount may be reduced from time to time in accordance with this Agreement.

               "Revolving Credit Loans" shall mean the meaning assigned in subsection 1.1 hereof.

               "Revolving Credit Note" shall mean the meaning assigned in subsection 1.2.

               "SEC" shall mean the Securities and Exchange
Commission.

               "Significant Subsidiary" shall mean the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

               "Subsidiary" shall mean with respect to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "subsidiary" or to "subsidiaries" in this agreement shall refer to a subsidiary or subsidiaries of the Borrower.

               "Term Loans" shall have the meaning assigned in subsection 1.6.

               "Term Note" shall have the meaning assigned in subsection 1.7

               "Type" shall mean as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

               "Working Day" means any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

     8.2  Other Definitional Provisions.

               1. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

               2. As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its subsidiaries not defined in subsection 8.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

               3. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               4. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


SECTION 9  MISCELLANEOUS

     9.1  Expenses and Taxes.

               The Borrower will pay:

               1. all reasonable out-of-pocket expenses of the Bank, including, without limitation, all reasonable disbursements and fees of counsel for the Bank, in connection with the preparation and administration of this Agreement, the Notes, the Guarantees, and the transactions contemplated hereunder, or any waiver or amendment of any provision hereof;

               2. all reasonable out-of pocket expenses of the Bank, including, without limitation, all reasonable disbursements and fees of counsel for the Bank, with respect to the enforcement or preservation of any rights under this Agreement, the Notes or any other Loan Document;

               3. all stamp and documentary taxes, assessment fees, or other charges or levies of any Governmental Authority which are incurred by or made against the Bank in connection with this Agreement or any of the Notes or any modification thereof and will save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

               4. to pay, indemnify and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes or any other Loan Document; provided, that the Borrower shall have no obligation hereunder to the Bank with respect to such indemnified liabilities arising from the gross negligence or willful misconduct of the Bank.

     9.2  Survival.

               All representations, warranties and covenants made by the Borrower or any Guarantor in this Agreement, the Loan
Documents, or in any certificate or other instrument delivered by the Borrower or any Guarantor or on their behalf in connection with this Agreement, will be considered to have been relied on by the Bank and will survive the execution and delivery of this Agreement and the Notes.

     9.3  Right of Setoff.

               Upon the occurrence and during the continuance of any Event of Default the Bank may, and is hereby authorized to, at any time and from time to time, without notice to the Borrower
(any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand hereunder or thereunder and although such obligation may be contingent or unmatured. The
Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this subsection
9.3 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

     9.4  Governing Law; Submission to Jurisdiction.

               1. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES
SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH THE LAW OF THE STATE OF NEW YORK.

               2.  The Borrower hereby irrevocably and
unconditionally

                    a. submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                    b. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                    c. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.11 or at such other address of which the Bank shall have been notified pursuant thereto;

                    d. agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
and

                    e. waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

     9.5  Waiver of Jury Trial.

               THE BORROWER AND THE BANK HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR
PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER
LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.6  Forbearance Not a Waiver.

               Neither the failure to exercise or any delay on the part of the Bank to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.7  Modifications; Severability.

               This Agreement shall become effective upon execution by the parties hereto. No modification or amendment hereof shall be effective unless same shall be in writing and signed by the Bank and the Borrower. To the extent any provision of this Agreement is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining provisions of this Agreement.

     9.8  Transfer of Bank's Interest.

               The Borrower hereby agrees that the Bank, in its sole discretion, may freely sell, assign, participate or otherwise transfer to any financial or lending institution or any Federal Reserve Bank any rights hereunder or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part. In the event of any such transfer, the transferee may, in the Bank's sole discretion, have and enforce all the rights, remedies and privileges of the Bank. The Borrower consents to the release by the Bank to any potential transferee, so long as such transferee is a financial institution, of any and all information
(including, without limitation, financial information) pertaining to the Borrower as the Bank, in its sole discretion, may deem appropriate. If such transferee so participates with the Bank in making loans or advances hereunder or under any other agreement between the Bank and the Borrower, the Borrower hereby grants to such transferee and such transferee shall have and is hereby given a continuing lien and security interest in any money, securities or other property of the Borrower in the custody or possession of such transferee, including the right of setoff, to the extent of such transferee's participation in the obligations of the Borrower to the Bank.

     9.9  Binding Effect/Assignment.

               This Agreement is entered into for the benefit of, and shall be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by Borrower without the prior written consent of the Bank.

     9.10 Entire Agreement; Counterparts.

               This Agreement and the other Loan Documents represent the entire agreement between the parties and supersedes and rescinds all prior agreements relating to the subject matter hereof unless otherwise indicated herein and cannot be changed or terminated orally. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     9.11 Notices.

               Any notice provided for under this Agreement to be effective shall be in writing and unless otherwise expressly provided herein shall be deemed to have been duly given or made when delivered by hand or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to such party at the address set forth below; provided, that, any notice, request or demand upon the Bank pursuant to Section 1 shall not be effective until received. Any party and any representative designated below may, by notice to the other in the manner provided herein, change its address for receiving such notices. All notices and consents on behalf of any party hereto shall be signed by a corporate officer of such party and shall be sent to:

     If to the Borrower:
               15 Secor Road
               Brookfield, CT 06804
               Attention:  Mr. Robert Bollo

     With copy to:
               Photronics, Inc.
               15 Secor Road
               Brookfield, CT 06804
               Attention:  General Counsel

     If to the Bank:
               270 Park Avenue
               New York, NY 10017
               Attention:  Chemical Connecticut - Credit Deputy

     With copies to:
               Chemical Connecticut Corporation
               Three Landmark Square
               Stamford, CT 06901
               Attention:  Laura A. Mahoney

     and

               Day, Berry & Howard
               One Canterbury Green
               Stamford, CT 06901
               Attention:  F. Lee Griffith

     9.12 Headings.

               The paragraph and subparagraph headings herein are for convenience of reference only and do not modify or amend the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 1, 1995, to be effective as of the date first above written.

                                   PHOTRONICS, INC.

                                By:____ROBERT J. BOLLO_______
                                Its: Vice President/Finance

                                   CHEMICAL BANK

                                By:______JOSEPH SACHS________
                                Its:    Vice President
PLAB\LOAN.EDG/p